UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 10, 2007

VALENTIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22987	94-3156660
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

533 Airport Blvd., Suite 400, Burlingame, California		94010
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (650) 548-2672

Check the appropriate box below if the Form 8-K filing is intended to be simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into A Material Definitive Agreement

On April 12, 2007, Valentis, Inc. (“Valentis”) entered into an Exclusive License Agreement (the “License Agreement”) with Acacia Patent Acquisition Corporation (“APAC”). Pursuant to the License Agreement, Valentis granted to APAC a worldwide, exclusive right and license under certain of Valentis’ United States patents, United States patent applications and all related patent applications, corresponding foreign patents and foreign patent applications (the “Patents”) to make, have made, use, import, offer to sell or sell products or services covered by the Patents, including the exclusive right to grant sublicenses (the “License”). The Patents relate to proprietary methods for the manufacture and purification of plasmid DNA. Subject to certain conditions, APAC granted Valentis a limited, non-exclusive, non-transferable, royalty-free, perpetual, irrevocable, personal right and license under the Patents to make, have made, use, import, offer to sell or sell products or services of Valentis. In consideration for Valentis’ grant of the License, APAC agreed to pay Valentis a continuing royalty equal to fifty percent (50%) of all amounts and other consideration actually received by APAC from its exercise of the rights granted in the Patents, less all out of pocket costs and expenses incurred with and actually paid to third parties in connection with prosecuting, licensing, enforcing or defending the Patents.

The License Agreement further provides that APAC will perform a due diligence investigation of the Patents during the period of up to sixty (60) days following April 12, 2007 (the “Investigation Period”). Upon completion of the Investigation Period, APAC will provide written notice to Valentis of its conclusion regarding the investigation of the Patents. If APAC determines, in its sole discretion, that the Patents are satisfactory and transmits written notice to Valentis that the Patents are satisfactory, then the License Agreement will continue with full force and effect following the Investigation Period. If APAC determines that the Patents are not satisfactory, then the License Agreement shall automatically terminate upon completion of the Investigation Period.

Unless earlier terminated, the License Agreement will continue in full force and effect, until the later of either (i) the expiration date of the Patents or (ii) the conclusion of APAC’s licensing and enforcement of the Patents.

The foregoing descriptions of the License Agreement and the License do not purport to be complete and are qualified in their entirety by reference to the full text of the License Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The License Agreement is not intended as a document for investors and the public to obtain factual information about the current state of affairs of Valentis. Rather, investors and the public should look to other disclosures contained in Valentis’ reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

Item 8.01  Other Events

On April 10, 2007, Valentis received a letter from the Nasdaq Stock Market (“Nasdaq”) formally notifying Valentis that the Nasdaq Listing Qualifications Panel (the “Panel”) granted Valentis’ request for continued listing on the Nasdaq Capital Market, subject to certain conditions. As previously reported, Valentis appeared before the Panel at a hearing on March 1, 2007 to appeal Nasdaq’s determination that Valentis does not meet the requirements under Nasdaq Marketplace Rules for continued listing on the Nasdaq Capital Market. At the Panel hearing, Valentis presented its plan to comply with Nasdaq Marketplace Rules and maintain its listing on the Nasdaq Capital Market. The Panel determined to continue the listing of Valentis’ common stock on the Nasdaq

Capital Market on the condition that Valentis achieve certain milestones under its plan of compliance by specified dates. If Valentis does not meet such milestones and does not otherwise demonstrate compliance with the requirements for continued listing on the Nasdaq Capital Market, Nasdaq may delist Valentis’ shares from the Nasdaq Capital Market.

Item 9.01  Financial Statements and Exhibits.

(d)                         Exhibits

Exhibit Number	Description

10.1	Exclusive License Agreement, dated as of April 12, 2007, by and between Valentis, Inc. and Acacia Patent Acquisition Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALENTIS, INC.

April 16, 2007	/s/ Benjamin F. McGraw, III
Benjamin F. McGraw, III, President and
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Exclusive License Agreement, dated as of April 12, 2007, by and between Valentis, Inc. and Acacia Patent Acquisition Corporation